Exhibit 3.1

AMENDMENT NO. 3 TO
FIFTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF
MAGELLAN MIDSTREAM PARTNERS, L.P.
This Amendment No. 3 (this “Amendment No. 3”) to the Fifth Amended and Restated Agreement of Limited Partnership (as amended by Amendment No. 1 and by Amendment No. 2 and as of the date hereof, the “Partnership Agreement”) of Magellan Midstream Partners, L.P. (the “Partnership”) is hereby executed and effective as of October 25, 2018, by Magellan GP, LLC, a Delaware limited liability company (the “General Partner”), as general partner of the Partnership, on its own behalf and as attorney in fact on behalf of the limited partners pursuant to Section 2.6 of the Partnership Agreement. Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.
WHEREAS the General Partner, without the approval of any Partner or Assignee, may amend any provision of the Partnership Agreement pursuant to Section 13.1(d) of the Partnership Agreement, to reflect a change that, in the discretion of the General Partner, (i) does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect or (ii) is necessary or advisable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act), and the General Partner has determined this Amendment No. 3 satisfies both such conditions.
NOW, THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:
Section 1.    Amendment. Section 9.3 of the Partnership Agreement is hereby deleted in its entirety and replaced with the following:
“Section 9.3    Tax Controversies.
With respect to tax returns filed for taxable years beginning prior to January 1, 2018, and subject to the provisions hereof, the Board of Directors shall designate one officer of the Partnership or the General Partner who is a Partner as the Tax Matters Partner (as defined in the Code) and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.
With respect to tax returns filed for taxable years beginning after December 31, 2017, and subject to the provisions hereof, the Board of Directors shall designate the General Partner (or its designee) or one officer of the Partnership or the General Partner as the “partnership representative” in accordance with the rules prescribed pursuant to Section 6223 of the Code (the “Partnership Representative”). The Partnership Representative shall have the sole authority to act on behalf of the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including, without limitation, resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the Partnership Representative and to do or refrain from doing any or all things reasonably required by the Partnership Representative to conduct such proceedings. The Partnership Representative shall exercise, in its sole discretion, any and all authority of the partnership representative under the Code, including, without limitation, (i) binding the Partnership and its Partners with respect to tax matters and (ii) determining whether to make any available election under Section 6226 of the Code. The General Partner shall amend the provisions of this Agreement as appropriate to reflect the proposal or promulgation of Treasury Regulations implementing the partnership audit, assessment and collection rules adopted by the Bipartisan Budget Act of 2015, including any amendments to those rules.”
Section 2.    Ratification of Partnership Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.
Section 3.    Governing Law. This Amendment No. 3 will be governed by and construed in accordance with the laws of the State of Delaware.
Section 4.    Severability. Each provision of this Amendment No. 3 shall be considered severable, and, if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.
[signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 3 as of the date first set forth above.
GENERAL PARTNER:
MAGELLAN GP, LLC

By:    /s/ Michael N. Mears
Name:    Michael N. Mears
Title:    President and Chief Executive Officer

LIMITED PARTNERS:
All Limited Partners now and hereafter admitted as Limited Partners of the Partnership, pursuant to powers of attorney granted to the General Partner pursuant to Section 2.6 of the Partnership Agreement
By:    MAGELLAN GP, LLC, attorney-in-fact

By:     /s/ Michael N. Mears
Name:    Michael N. Mears
Title:     President and Chief Executive Officer